SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                               (Amendment No.1)*


                           Skagit State Bancorp, Inc.
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                                (Name of Issuer)


                           Common Stock, no par value
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                         (Title of Class of Securities)


                                  830462 10 7
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                                 (CUSIP Number)


                               December 31, 2011
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            (Date of Event Which Requires Filing of this Statement)

      Check  the  appropriate  box  to designate the rule pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 830462 10 7                   13G                    Page 2 of 5 Pages
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1.   NAME OF REPORTING PERSONS


     David R. Edstam
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     USA
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  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           8,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING
   POWER
  OWNED BY          33,445
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         8,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            33,445
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     41,445 SHARES
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10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)
                                                                          [ ]
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.1%

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12.  TYPE OF REPORTING PERSON*

     IN
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

CUSIP No. 830462 10 7                  13G                     Page 3 of 5 Pages
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Item 1(a).  Name of Issuer:

Skagit State Bancorp, Inc.
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Item 1(b).  Address of Issuer's Principal Executive Offices:

301 East Fairhaven Avenue, Burlington, WA   98233
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Item 2(a).  Name of Person Filing:

David R. Edstam
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Item 2(b).  Address of Principal Business Office, or if none, Residence:

5023 Bruce Avenue, Edina, MN   55424
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Item 2(c). Citizenship:

Mr. Edstam is a citizen of the United States.
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Item 2(d).  Title of Class of Securities:

Common Stock, No par value
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Item 2(e).  CUSIP Number:

830462 10 7
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Item 3.     If This Statement  is Filed Pursuant to ss.ss. 240.13d-1(b), or
240.13d-2(b) or (c), check whether the person filing is a:

       (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

       (b)  [_]  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

       (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);

       (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

       (e)  [_]  An investment adviser in accordance with ss.
            240.13d-1(b)(1)(ii)(E);

       (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

       (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

       (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

       (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);

       (j)  [_]  A non-U.S. institution in accordance with ss.
            240.13d-1(b)(1)(ii)(J);

       (k)  [_]   Group, in accordance with ' 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with ' 240.13d-1(b)(1)(ii)(J), please specify the type of institution: __________________.

CUSIP No. 830462 10 7                13G                     Page 4 of 5 Pages

Item 4.  Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned:

            The Reporting Person holds 8,000 shares in the David R. Edstam Family Trust, in which he is the sole trustee; and 18,875 shares in the David R. Edstam Revocable Trust dtd 5/22/06, of which he is the grantor and a trustee. The remaining shares (14,570 in the aggregate) are held by various trusts for the benefit of members of the Reporting Person's family and of which the Reporting Person is a trustee.
            --------------------------------------------------------------------
     (b)    Percent of class:

            7.1%

            (Based  upon  584,636  shares  outstanding  on  November  4, 2011 as reported  by  in  the  Issuer's most recent quarterly report on Form
            10-Q)
            --------------------------------------------------------------------
     (c)    Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote: 8,000
                                                           ---------------------
            (ii)  Shared power to vote or to direct the vote: 33,445
                                                              ------------------

            (iii) Sole power to dispose or to direct the disposition of: 8,000
                                                                        --------

            (iv)  Shared power to dispose or to direct the disposition of:
                                                                          33,445
                                                                          ------
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Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to the beneficial owner of more than 5 percent
of the class of securities, check the following:                             [ ]
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Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

N/A
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Item 7.  Identification and  Classification of the Subsidiary Which Acquired the
         Security Being Reported on by the Parent Holding Company or Control Person.

N/A
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Item 8.  Identification  and  Classification  of Members of the Group.

N/A
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Item 9.  Notice of Dissolution of Group.

N/A
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

Item 10. Certifications.

         (a) Not applicable

         (b) Not applicable

         (c) By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: January 27, 2012                             /s/ David R. Edstam
                                                    -------------------------
                                                        David R. Edstam